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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of (i) our report dated February 18, 2009 with respect to the combined financial statements and schedule of Certain Government Properties (wholly owned by HRPT Properties Trust); (ii) our report dated February 20, 2009 with respect to the balance sheet of Government Properties Income Trust; and (iii) our reports dated December 23, 2009 with respect to the Statement of Revenues and Certain Operating Expenses for: Capitol Place, 2020 South Arlington Heights Road, 3300 75th Avenue, and 9800 Goethe Road, all included in the Registration Statement (Form S-11) and related Prospectus of Government Properties Income Trust for the registration of 6,500,000 common shares of beneficial interest.

/s/ ERNST & YOUNG LLP

Boston, MA
December 29, 2009

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  Exhibit 23.1